REVISED EXHIBIT A
To the Amended Expense Limitation Agreement dated May 1, 2007, by and between Allianz Variable Insurance Products Fund of Funds Trust and Allianz Life Advisors, LLC (now Allianz Investment Management LLC).
Not withstanding section 3 (Term and Termination of Agreement), the Amended Expense Limitation Agreement may not be terminated prior to April 30, 2019.  The Operating Expense Limit for each Fund is as follows:
Name of Fund               Expense Limitation
AZL Balanced Index Strategy Fund	0.20%
AZL DFA Multi-Strategy Fund	0.20%
AZL MVP Balanced Index Strategy Fund	0.20%
AZL MVP BlackRock Global Strategy Plus Fund	0.15%
AZL MVP DFA Multi-Strategy Fund	0.15%
AZL MVP Fusion Dynamic Balanced Fund	0.30%
AZL MVP Fusion Dynamic Conservative Fund	0.35%
AZL MVP Fusion Dynamic Moderate Fund	0.30%
AZL MVP Growth Index Strategy Fund	0.20%
AZL MVP Moderate Index Strategy Fund	0.15%
AZL MVP Pyramis Multi-Strategy Fund	0.15%
AZL MVP T. Rowe Price Capital Appreciation Plus Fund	0.15%

Acknowledged:

Allianz Variable Insurance Products Fund of Funds Trust
By:  /s/ Michael J. Tanski
Name:  Michael J. Tanski
Title:  Vice President, Operations

Allianz Investment Management LLC
By:  /s/ Brian Muench
Name: Brian J. Muench
Title:  President

Updated:  10/23/2017